                                                                       EXHIBIT 5

                 INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT



          This INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT, made this 14th day of June, 1995, by and between State Bond Money Funds, Inc., a Maryland Corporation (hereinafter called the "Fund"), and ARM Capital Advisors, Inc., a Delaware Corporation (hereinafter called the "Manager").

          WHEREAS, the Fund is registered as an open-ended, diversified investment company under the Investment Company Act of 1940, and wishes to retain the Manager to provide investment advisory, management, and administrative services to the Fund; and the Manager is willing to furnish such services on the terms and conditions hereinafter set forth;

          NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed as follows:

     1. The Fund shall at all times keep the Manager fully informed with regard to the securities owned by it, its funds available, or to become available, for investment, and generally as to the condition of its affairs. It shall furnish the Manager with such other documents and information with regard to its affairs as the Manager may from time to time reasonably request.

     2. Subject to the direction and control of the Fund's Board of Directors, the Manager shall regularly provide the Fund with investment research, advice, management and supervision and shall furnish a continuous investment program for the Fund's portfolio of securities consistent with the Fund's investment goals and policies. The Manager will determine from time to time what securities will be purchased, retained or sold by the Fund, and will implement those decisions, all subject to the provisions of the Fund's Articles of Incorporation and By-laws, the Investment Company Act of 1940, applicable rules and regulations of the Securities and Exchange Commission, and other applicable federal and state law, and to the investment goals and policies of the Fund. The Manager shall also provide advice and recommendations with respect to other aspects of the business and affairs of the Fund, and shall perform such other functions of management and supervision as may be directed by the Board of Directors of the Fund.

     3. (a) The Manager, at its expense, shall supply the Board of Directors and officers of the Fund with all statistical information and reports reasonably required by them and reasonably available to the Manager and shall furnish the Fund with office facilities, including space, furniture and equipment and all personnel reasonably necessary for the operation of the Fund. The Manager shall authorize and permit any of its directors, officers and employees, who may be elected as directors or officers of the Fund, to serve in the capacities in which they are elected.

         (b) Other than as herein specifically indicated, the Manager will not be responsible for the Fund's expenses. Specifically, the Manager will not be responsible, except to the extent of the reasonable compensation of employees of the Fund whose services may be used by the Manager hereunder, for any of the following expenses of the Fund, which expenses shall be borne by the Fund: legal, auditing and accounting expenses; interest, taxes, governmental fees or membership dues; brokerage commissions or charges, if any; fees of custodians, transfer agents, registrars or other agents; expense of preparing share certificates; expenses relating to the redemption or repurchase of the Fund's shares; expenses of registering and qualifying Fund shares for sale under applicable Federal and State law; expenses of preparing, setting in print, printing and distributing prospectuses, reports, notices and dividends to Fund shareholders; cost of stationary; costs of stockholders and other meetings of the Fund; traveling expenses of officers, directors and employees of the Fund, if any; fees of the Fund's independent directors and salaries of any officers or employees who are not affiliated with the Manager; and the Fund's pro rata portion of premiums on any fidelity bond covering the Fund.

     4. No director, officer or employee of the Fund shall receive from the Fund any salary or other compensation as such director, officer or employee while he is at the same time a director, officer or employee of the Manager. This paragraph shall not apply to directors, executive committee members, consultants and other persons who are not regular members of the Manager's staff.

     5. As compensation for the services performed and the facilities furnished and expenses assumed by the

Manager, including the services of any consultants retained by the Manager, the Fund shall pay the Manager, as promptly as possible after the last day of each month, a monthly fee based upon a percentage of the average daily net assets of the Fund, calculated daily as follows:

          AVERAGE DAILY
            NET ASSETS                                  MONTHLY FEE
          ----------------------------                --------------
          For the first $500 million                  .60 of 1% - 12
          For the next $250 million                   .55 of 1% - 12
          For the next $250 million                   .45 of 1% - 12

If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination, shall be based on the average daily net assets of the Fund in that period from the beginning of such month to such date of termination, and shall be that proportion of such average daily net assets as the number of business days in such period bears to the number of business days in such month. The average daily net assets of the Fund shall in all cases by based only on business days and be computed as of 3:00 p.m., Minnesota time, or such other time as may be determined by the Board of Directors of the Fund. Each such payment shall be accompanied by a report of the Fund prepared either by the Fund or by a reputable firm of independent accountants which shall show the amount properly payable to the Manager under this Agreement and the detailed computation thereof. Upon receipt of each such payment from the Fund, the Manager shall pay to SBM Financial Services, Inc., the principal underwriter for the Fund, a portion of the payment received by the Manager equal to .20 of 1% - 12 of the daily net assets of the Fund for the month. Such payment to SBM Financial Services, Inc. shall be compensation for its services as distributor of the Fund's shares.

     6. The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be responsible for any action of the Board of Directors of the fund in following or declining to follow any advice or recommendations of the Manager; provided, that nothing in this Agreement shall protect the Manager against any liability to the Fund or its stockholders to which it would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder.

     7. Nothing in the Agreement shall limit or restrict the right of any director, officer, or employee of the Manager who may also be a director, officer, or employee of the Fund, to engage in any other business or to devote his time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of the Manager to engage in any other business or to render services of any kind, including investment advisory and management services, to any other corporation, firm, individual or association.

     8. As used in this Agreement, the terms "assignment", "interested person", and "majority of the outstanding voting securities" shall have the meanings given to them by Section 2(a) of the Investment Company Act of 1940, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

     9. This Agreement shall terminate automatically in the event of its assignment by the Manager and shall not be assignable by the Fund without the consent of the Manager.

     10. This Agreement may be terminated at any time, without the payment of any penalty, (a) by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund by sixty (60) days' written notice addressed to the Manager at its principal place of business; and (b) by the Manager by sixty (60) days' written notice addressed to the Fund at its principal place of business.

     11. This Agreement shall be submitted for approval to the Board of Directors of the Fund annually and shall continue in effect only so long as specifically approved annually by vote of a majority of the directors of the Fund who are not parties to the Agreement or interested persons of such parties, cast in person at a meeting called for that purpose, and either by vote of the holders of a majority of the outstanding voting securities of the Fund or by majority vote of the Fund's Board of Directors.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized.

                                       STATE BOND MONEY FUNDS, INC.

                                       By:     /s/ Stewart Gregg
                                             ----------------------------------

                                             Its:    /s/ Vice President
                                                    ---------------------------




                                       ARM CAPITAL ADVISORS, INC.

                                       By:     /s/ Martin H. Ruby
                                             ----------------------------------

                                             Its:    /s/ CEO
                                                    ---------------------------



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